RELEASE	EXHIBIT 99.1

June 2023
DZS to Restate First Quarter 2023 Financial Statements and Updates Full Year 2023 Guidance
DALLAS, Texas, USA, June 01, 2023 – DZS (Nasdaq: DZSI), a global leader of access, optical and cloud-controlled software defined solutions, today announced that it will restate its previously issued financial statements for the first quarter of 2023, which ended March 31, 2023. The restatement relates to timing of revenue recognition with respect to two customer projects. The value of the revenue to be restated is approximately $15 million, of which the company anticipates the majority will be recognized during the second and third quarters of 2023. The associated customer relationships are in good standing, and the customers have begun paying the amounts due to the Company.

Full Year 2023 Guidance
“We are withdrawing the Q2 earnings guidance issued on May 8, 2023 and will provide updated Q2 guidance once we have clarity regarding the timing of the recognition for the restated Q1 revenue and adjusted EBITDA,” said Misty Kawecki, Chief Financial Officer of DZS. “The most significant of the two revenue restatements is with a long standing, highly valued customer. We are focused on completing the restatement process as quickly as practicable. At the end of March 2023, our total RPOs were valued at $304 million. We remain encouraged and optimistic about the second half of 2023 and into 2024 aligned with a strong sales pipeline and validated by numerous Tier I/II trials around the world. Finally, we are adjusting our full-year guidance, taking into consideration the risk that customers may take longer to deploy their current inventory. For additional information regarding our market opportunity, product portfolio and growth pillars, visit our investor relations page to view our investor day presentations.”
Full Year 2023
•Net revenue of approximately $370 million vs. approximately $400 million previously
•Adjusted gross margin1 remains in a range of 35%-37%
•Adjusted operating expenses1 of approximately $115 million vs. $115-120 million previously
•Adjusted EBITDA1 of approximately $15-22 million vs. $22-27 million previously
(1)Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables in this earnings press release.
About DZS
DZS Inc. (Nasdaq: DZSI) is a global leader of access, optical and cloud-controlled software defined solutions.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

Contact
DZS:
Ted Moreau
Vice President, Investor Relations
IR@dzsi.com
Forward-Looking Statements
Statements made in this press release contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this press release, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www.sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason.

Non-GAAP Measures
To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted Net Income (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific items that DZS believes are not indicative of core operating results. These items share one or more of the following characteristics: they are unusual and DZS does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control. Further, each of these non-GAAP measures of operating performance are used by management, as well as industry analysts, to evaluate operations and operating performance and are widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.
DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies.
DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies.
DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.
DZS defines Non-GAAP Net Income (Loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature, iv) unrealized foreign exchange gains and losses, v) adjusted for a non-GAAP income tax benefit (provision) based on an estimated tax rate applied against forecasted annual non-GAAP income and vi) including the tax effect of non-GAAP adjustments to Adjusted Net Income and Adjusted EPS. The Company determines non-GAAP income taxes by computing an annual rate for the Company and applying that single rate (rather than multiple rates by jurisdiction) to its consolidated quarterly results. The non-GAAP income tax rate for Q1 2023 was 24.9% and for 2022 the rate was 25.6%. The Company expects that this methodology will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. Due to the methodology applied to its estimated annual tax rate, the Company’s estimated tax rate on non-GAAP income will differ from its GAAP tax rate and from its actual tax liabilities. We believe Non-GAAP Net Income (Loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies.
DZS defines EBITDA as Net Income (Loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation, (ii) other income and expense and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds.

Beginning in the third quarter of 2022, the Company updated its presentation of certain non-GAAP financial measures, including Adjusted EBITDA and Non-GAAP Net Income (Loss).
•The Adjusted EBITDA calculation was revised to exclude the impact of other income and expense which reflects exclusion of transactions that we believe are not indicative of our core operating performance.
•The presentation of Non-GAAP Net Income (Loss) was revised to 1) exclude unrealized foreign exchange gains and losses, 2) apply a non-GAAP income tax benefit (provision) based on an estimated tax rate applied against forecasted annual non-GAAP income and 3) to include the tax effect of non-GAAP adjustments to Adjusted Net Income and Adjusted EPS. Unrealized foreign exchange gains and losses are a non-cash item that are not indicative of our core operating performance and are largely outside of our control. The application of a non-GAAP income tax rate methodology in the determination of Adjusted Net Income and EPS will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. The inclusion of the tax impact of the non-GAAP adjustments provides a more accurate after-tax view of Adjusted Net Income and EPS.

DZS INC. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Guidance
($ in millions)
The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP measures.

	Full Year 2023
	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(29.1)	$(21.7)
Interest expense, net	3.0	3.0
Income tax (benefit) provision	5.9	5.9
Depreciation and amortization	7.9	7.9
EBITDA	(12.3)	(4.9)
Stock-based compensation	18.2	18.2
Other income (expense), net	(1.4)	(1.4)
Acquisition costs	0.1	0.1
Amortization of Capitalized Costs	1.1	1.1
Litigation	0.3	0.3
Restructuring cost	8.6	8.6
Adjusted EBITDA	$14.6	$22.0

Reconciliation of Gross Margin to Adjusted Gross Margin:
GAAP Gross margin	34.7%	36.7%
COGS Depreciation and amortization	0.3%	0.3%
Adjusted Gross Margin	35.0%	37.0%

Reconciliation of Operating Expenses to Adjusted Operating Expenses:
Operating expenses	$150.7	$150.7
Depreciation and amortization	7.4	7.4
Stock-based compensation	18.2	18.2
Acquisition costs	0.1	0.1
Executive transition	-	-
Headquarters and facilities relocation	-	-
Amortization of Capitalized Costs	1.1	1.1
Litigation	0.3	0.3
Restructuring cost	8.6	8.6
Adjusted Operating Expenses	$115.0	$115.0

© DZS	www.dzsi.com info@dzsi.com